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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIONEER BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PIONEER BANKSHARES, INC.

(Parent Company of Pioneer Bank)

“Taking you into the 21st Century”

April 10, 2008

Dear Fellow Stockholders:

We invite you to attend the 2008 Annual Meeting of Stockholders of Pioneer Bankshares, Inc. to be held in the Meeting Room of Pioneer Bank, 252 East Main Street, Stanley, Virginia, at 10:00 a.m. on Wednesday, May 14, 2008.

A formal notice of meeting is enclosed. At the meeting, we will elect three directors to serve three-year terms each and vote on a stockholder proposal. We will also report to you on our progress during 2007 and our plans for the future.

We hope you will be with us on May 14th. Whether you plan to attend or not, please complete, sign, date and return your proxy in the enclosed postage-paid envelope. Your vote is important, and the prompt return of your proxy is appreciated.

We also cordially invite you to attend the Annual Social Gathering of the Stockholders, Directors and Officers of Pioneer Bankshares, Inc. to be held at the Stanley Fire Hall, Stanley, Virginia, at 6:30 p.m. on Wednesday, May 14, 2008, for an evening of fine food and good fellowship.

I am looking forward to seeing you on the 14th of May.

Thomas R. Rosazza
President and Chief Executive Officer

PIONEER BANKSHARES, INC.

(Parent Company of Pioneer Bank)

263 East Main Street

Stanley, Virginia 22851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

(To be held May 14, 2008)

To the Stockholders of

Pioneer Bankshares, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pioneer Bankshares, Inc. (the “Company”) will be held at the Main Office of Pioneer Bank, 252 East Main Street, Stanley, Virginia, at 10:00 a.m. on Wednesday, May 14, 2008, for the following purposes:

1.	To elect three (3) individuals to serve as directors, each to serve a three-year term.

2.	To vote on one stockholder proposal, if properly presented at the meeting.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 27, 2008 has been fixed by the Board of Directors as the record date for determination of stockholders entitled to notice of, and to vote at the Annual Meeting, and any adjournment thereof.

By Order of the Board of Directors

Thomas R. Rosazza
President and Chief Executive Officer

April 10, 2008

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO IT BEING EXERCISED.

PIONEER BANKSHARES, INC.

263 East Main Street

Stanley, Virginia 22851

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 14, 2008

GENERAL

The Board of Directors and management of Pioneer Bankshares, Inc. (the “Company”) solicit your proxy for the Annual Meeting of Stockholders of Pioneer Bankshares, Inc., the parent of Pioneer Bank, Stanley, Virginia (the “Bank”), to be held at the main office of Pioneer Bank, 252 East Main Street, Stanley, Virginia, at 10:00 a.m. on Wednesday, May 14, 2008. The approximate mailing date of this Proxy Statement and accompanying proxy form is April 10, 2008.

Revocation and Voting of Proxies

Execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A stockholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Voting Rights and Solicitation

Only stockholders of record at the close of business on March 27, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of the close of business on March 27, 2008, there were 1,013,758 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

The Company has engaged The Altman Group to advise the Company on proxy matters, to assist in the distribution and solicitation of proxies, and for the purpose of securing votes from its stockholders for a fee of $12,000. The Company will also reimburse banks, brokers, or other custodians for expenses in sending proxy materials to stockholders. Solicitation is being made in person, by telephone, fax, e-mail, or special letter by officers, directors, and employees of the Company, acting without additional compensation other than regular compensation.

Your Board of Directors and management urge you to complete, sign, date and mail your proxy to make certain that your shares will be voted at the meeting.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members, eight of which are independent directors, as defined under NASDAQ listing standards, and one is a member of management. In accordance with the Company’s Articles of Incorporation, directors are divided into three classes, each of which is composed of approximately one-third of the total number of directors. At the Annual Meeting, three directors will be elected for terms of three years expiring on the date of the Annual Meeting of Stockholders in 2011. Each director elected will continue in office until a successor has been elected or until his resignation or removal in the manner prescribed by the Articles of Incorporation of the Company.

With regard to the election of directors, votes may be cast in favor of or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether a proposal has been approved and, therefore, have no effect.

The Board of Directors has recommended three nominees, each of which is currently serving as a director. Any nominations other than those made by the Board of Directors shall be in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable or unwilling for good cause to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors.

Name (Age)	Director Since (1)	Principal Occupation During Past Five Years
Nominees (For a term expiring in 2011):
Louis L. Bosley (76)	1976	Business Owner, Stanley Auto Service.

E. Powell Markowitz (56)	1999	Secretary & Treasurer, F.T. Reuter Enterprises, Inc.

Mark N. Reed (50)	1994	Attorney at Law, Reed & Reed, P.C.

Other Directors Not Standing For Election At This Time:

Term expiring in 2009:

Patricia G. Baker (65)	1989	Chair of the Board of Pioneer Bankshares, Inc.; Retired Bank Officer.

Robert E. Long (77)	1989	Retired Real Estate Agent.

Kyle L. Miller (73)	1986	Retired Virginia State Police Investigator.

Term expiring in 2010:

Harry F. Louderback (67)	1998	Farmer/Retired from FBI.

Thomas R. Rosazza (66)	1973	President/CEO of Pioneer Bankshares, Inc. and Pioneer Bank.

David N. Slye (55)	1996	Insurance Agent/Owner, The Slye Agency.

(1)	Includes service as a director of the Bank.

THE BOARD OF DIRECTORS RECOMMENDS THE NOMINEES, AS SET FORTH ABOVE, FOR ELECTION. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH NOMINEE.

Board of Directors and Committees

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties, including the attendance at Board and committee meetings. During 2007, the Board of Directors of the Company held 7 meetings and the Board of Directors of the Bank held 12 meetings. All incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and its committees on which he or she served in 2007. Directors are encouraged to attend stockholders meetings, and all directors attended the 2007 Annual Meeting of Stockholders.

There are no immediate family relationships among any of the directors or among any directors and any officer. No director serves as a director of any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

The Board of Directors has the following committees:

Compensation Committee. The Compensation Committee consists of Kyle. L. Miller, Robert E. Long and David N. Slye. The members of the Compensation Committee meet the requirements for independence as set forth in NASDAQ’s definition of “independent director,” and meet the definition of “independent” as set forth in Rule 10A-3 of the Securities Exchange Act of 1934. The primary functions of this committee are to recommend the compensation of the Chief Executive Officer and the Chief Financial Officer to the full Board of Directors, and periodically review the compensation of other employees of the Company. This committee has a formal charter, which outlines the committee’s specific duties and responsibilities. The Compensation Committee met 2 times during 2007.

Audit/Compliance Committee. The Audit/Compliance Committee consists of E. Powell Markowitz, Patricia G. Baker and Harry F. Louderback. The members of the Audit/Compliance Committee meet the requirements for independence as set forth in NASDAQ’s definition of “independent director,” and meet the definition of “independent” as set forth in Rule 10A-3 of the Securities Exchange Act of 1934. In addition, no member of the committee has participated in the preparation of the financial statements of the Company or any subsidiary of the Company at any time during the past three years.

Mr. Markowitz chairs the Audit/Compliance Committee. For the past 29 years, Mr. Markowitz has been the Secretary and Treasurer of F. T. Reuter Enterprises, Inc., which operates a hotel and restaurant in Middleburg, Virginia, and trades worldwide in antique fine art. Prior to becoming affiliated with F. T. Reuter Enterprises, Inc., Mr. Markowitz was a staff accountant for five years with Yount, Hyde & Barbour, P.C. certified public accountants. Mr. Markowitz earned a Bachelor of Business Administration from Madison College, Harrisonburg, Virginia in 1974 and brings a diversity of financial knowledge and expertise to the Audit/Compliance Committee. Mr. Markowitz was duly re-appointed as chairman of the Audit/Compliance Committee in 2007, and serves as the “financial expert” for the Audit/Compliance Committee of Pioneer Bankshares, Inc.

The Audit/Compliance Committee has a formal charter and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent accounting firm. Accordingly, the independent accounting firm reports directly to the Audit/Compliance Committee of the Company. It is the responsibility of the Audit/Compliance Committee to recommend the selection of the Company’s independent accountants, to approve the scope of the independent accountants’ audit, to review the reports of examination by the regulatory agencies, the independent accountants and the internal auditor, and to issue its report to the Board of Directors of the Company. The charter of the Audit/Compliance Committee was included in the Company’s 2007 proxy statement relating to its annual stockholders meeting, and is available upon request. To obtain a copy of the charter, please submit your request pursuant to the instructions under “Corporate Governance” in this Proxy Statement. The Audit/Compliance Committee met 6 times during 2007.

Corporate Governance Committee. Directors serving on this committee are Patricia G. Baker, Mark N. Reed and Thomas R. Rosazza. This committee has a formal charter and meets as necessary outside the Board meetings to review corporate governance issues including, but not limited to, director service and assessment, nominations and continuing education.

Strategic Planning Committee. Directors serving on this committee are Kyle L. Miller, Mark N. Reed and Thomas R. Rosazza. This committee has a formal charter, which outlines its specific duties and responsibilities. The committee meets as necessary outside the Board meetings to review and establish the long-term goals of the Company. The Strategic Planning Committee met 2 times in 2007.

Investment Committee. Directors serving on this committee are Patricia G. Baker, E. Powell Markowitz, Mark N. Reed and Thomas R. Rosazza. This committee has the primary responsibility of managing the Company’s equity securities and investment portfolio. This committee met 5 times in 2007.

Other Committees

The Board of Directors of the Bank has, among others, the following committees:

Asset/Liability Funds Management Committee (“ALCO”). Directors serving on this committee are Louis L. Bosley, Kyle L. Miller and Robert E. Long. This committee has the primary responsibility of managing the Bank’s assets and liabilities, maintaining adequate liquidity and capital positions, and monitoring interest rate sensitivity within the loan and deposit portfolios. This committee met 4 times in 2007.

Electronic Data Processing/IT Steering Committee. Directors serving on this committee are Harry F. Louderback, Louis L. Bosley and David N. Slye. This committee has the primary responsibility of monitoring the data processing functions of the Bank and making recommendations for system enhancements and computer upgrades. This committee met 4 times in 2007.

Corporate Governance

The Company’s Code of Ethics applies to all directors, officers and employees, including the Company’s principal executive officer and principal financial officer. A copy of the Code of Ethics, as well as any committee charter, is available upon written request to Pioneer Bankshares, Inc., Attn: Judy L. Painter, Corporate Secretary, at 263 East Main Street, Stanley, Virginia 22851.

Nomination Procedures

The Company’s independent directors perform the functions of a nominating committee based on recommendations from the Corporate Governance Committee. The Board believes it does not need a separate nominating committee because a majority of the directors are independent and that stockholders are best served by having such directors participate in the selection of board nominees. In their capacity as the nominating committee, the independent members of the Board of Directors will accept for consideration stockholder nominations for directors if made in writing in accordance with the Company’s Bylaws. The following is a summary of the stockholder nomination procedures contained in the Company’s Bylaws and is qualified in its entirety by reference to the Bylaws. Please see the Bylaws for the specific procedures of the stockholder nomination process.

The Company’s Bylaws state, in general, that for any nomination of a director to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice of the nomination in writing to the Secretary of the Company. For a notice to be considered timely, the Secretary of the Company must have received the notice no less than 60 days nor more than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The Company’s Corporate Governance charter addresses and establishes certain procedures for director nominations and recommendations. The Company does not have any specific minimum qualifications that must be met by a nominee and does not distinguish between nominees recommended by Board members or by stockholders. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise that may be desired in order to complement the qualifications that already exist among the Board. Among the factors that the directors consider when evaluating proposed nominees are their independence, financial literacy, business experience, character, judgment and strategic vision. Other considerations would be their knowledge of issues affecting the business, their leadership experience and their time available for meetings and consultation on Company matters. The independent directors seek a diverse group of candidates who possess the background skills and expertise to make a significant contribution to the Board, the Company and its stockholders.

The above procedures are in addition to the procedures regarding inclusion of stockholder proposals in proxy materials set forth in “Stockholder Proposals” in this Proxy Statement.

REPORT OF THE AUDIT/COMPLIANCE COMMITTEE

The Audit/Compliance Committee of Pioneer Bankshares, Inc. has the responsibility, under delegated authority from the Board of Directors, for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit/Compliance Committee is elected by the Board of Directors of the Company. All members are independent of management. In addition, the Audit/Compliance Committee operates under a written charter adopted by the Board of Directors. While management has the primary responsibility for the quality and integrity of the Company’s financial statements and reporting processes, the Audit/Compliance Committee provides assistance to management in fulfilling this responsibility, as necessary. In fulfilling its oversight responsibilities, the Audit/Compliance Committee reviewed the audited financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 with management and the independent auditors, and discussed the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements.

In addition, the committee obtained from the independent auditors a formal written statement discussing any disclosed relationship or service which may impact the objectivity and independence of the independent auditors, as required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The committee also discussed with the independent auditors all communications required by Public Company Accounting Oversight Board Standard AU Section 380 and rule 2-07 of Regulation S-X, as amended, and other professional and regulatory standards.

The Audit/Compliance Committee also monitored the internal audit functions of the Company including the independence and authority of its reporting obligation, the proposed audit plan for the coming year, and the adequacy of management response to internal audit findings and recommendations.

In reliance on the reviews and discussions referred to above, the Audit/Compliance Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2007 for filing with the Securities and Exchange Commission (the “SEC”). The Company’s Audit/Compliance Committee has approved the selection of the Company’s independent auditors.

Audit/Compliance Committee E. Powell Markowitz, Chair Patricia G. Baker Harry F. Louderback

ACCOUNTING FIRM FEES

Yount, Hyde and Barbour, P.C. audited the financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and also reviewed the Company’s compliance with internal controls as required by federal laws.

The following table presents aggregate fees paid or to be paid by the Company for professional services rendered by Yount, Hyde and Barbour, P.C. for the audit of the Company’s annual financial statements for fiscal 2007 and 2006. This table also includes fees billed for audit-related services, tax services and all other services rendered by the audit firm during fiscal years 2007 and 2006.

	Fiscal 2007	Fiscal 2006
Audit Fees	$55,800	$48,500
Audit-related Fees	9,598	416
Tax Fees	3,500	3,150
All Other Fees	—	—

	$68,898	$52,066

All non-audit services provided by the above named audit firm were approved by the Audit/Compliance Committee, which concluded that the provision of such services is compatible with maintaining the firms’ independence. The fees listed above as tax fees are for the preparation of the annual consolidated federal and state income tax returns.

The Audit/Compliance Committee pre-approves all audit, audit related, and tax services on an annual basis, and in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that exceeds the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

DIRECTORS’ COMPENSATION

Non-employee directors of the Company received an annual retainer of $2,100 each for their service in 2007. The 2007 retainer was distributed to each director in the form of a stock award consisting of 78 shares of the Company’s common stock at a fair market value of $26.80 per share, with the remaining balance of the retainer paid as a cash payment of $9.60 to each Company director. In addition, directors of Pioneer Bank were paid a fee of $1,049 in January 2007 and $1,085 for each additional month of 2007 for their service as a Bank Board member. Directors also received $200 for each Board committee meeting they attended in 2007. Director Kyle L. Miller served as the Chair of the Board from January to June 2007 for which he received additional chair fees in the amount of $800 per board meeting. Director Patricia G. Baker served as Chair of the Board beginning in June 2007 and continuing for the remainder of 2007, for which she received additional chair fees in the amount of $800 per board meeting. The monthly chair fee for the month of June was appropriately divided between Mr. Miller and Mrs. Baker, with each receiving $400, in addition to their fees for service as directors. Director E. Powell Markowitz served as the Chair of the Audit/Compliance Committee during 2007 and received an additional $100 per meeting for his service.

The following table presents the compensation paid to non-employee directors during 2007:

Director Compensation Table

Name	Fees Earned or Paid in Cash	Options Awards (1)	Total
Patricia G. Baker	$20,984	$617	$21,601
Louis L. Bosley	15,984	617	16,601
Robert E. Long	15,984	617	16,601
Harry F. Louderback	16,584	617	17,201
E. Powell Markowitz	17,384	617	18,001
Kyle L. Miller	20,184	617	20,801
Mark N. Reed	15,984	617	16,601
David N. Slye	15,584	617	16,201

(1)	Specific data relating to the assumptions used to calculate the value of the option awards are reported in detail in Note 1 and Note 15 of the notes to the financial statements included in the Company’s 2007 Annual Report on Form 10-KSB.

Non-employee director compensation is reviewed on an annual basis. Any adjustments made to non-employee director fees are based primarily on information obtained through the Virginia Bankers Association Salary and Compensation Survey, which provides comparative data for director compensation with other similarly sized institutions across Virginia. Other factors considered in determining non-employee director compensation are the time commitments involved and the individual risk exposure based on the size of the institution.

In accordance with the 1998 Stock Incentive Plan, each of the eight non-employee directors of the Company were granted stock options in June 2007 for 100 shares of the Company’s common stock at an exercise price of $23.80 per share. This plan, which reserves a total of 14,000 shares of common stock of the Company, provides that each non-employee director is eligible to receive a stock option grant for 100 shares each year during the term of the plan.

A Director’s Deferred Compensation Plan was established by the Company in August of 1987. All directors were given the option of deferring their fee compensation for a period of five years in return for a defined benefit payout beginning at age 65. Not all directors chose to participate in this plan. The participating directors who received benefit payments during 2007 under this plan were Kyle L. Miller, and President and CEO Thomas R. Rosazza, who also serves as a director. There are no additional deferral options available to directors under this plan.

EXECUTIVE COMPENSATION

No officer receives compensation from the Company. All compensation is paid directly through the Bank. The following table presents compensation information on the President and Chief Executive Officer of the Company for the years indicated. No other executive officer of the Company earned over $100,000 in salary and bonus in 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		All Other Compensation(1)	Total
Thomas R. Rosazza	2007	$147,944	$45,000	(2)	$3,849	$196,793
President and CEO	2006	140,428	45,000		4,314	189,742

(1)	Represents contributions to the Bank’s 401(k) profit sharing plan for each year.
(2)	Represents bonus compensation expense for 2007, which was subsequently distributed in 2008 in the form of a stock award of 873 common shares of the Company’s stock at a fair market value of $25.75 per share, with the remainder of the bonus paid as cash compensation of $22,520.

Executive Compensation Discussion

The Company’s executive compensation program is designed to (i) attract and retain key executives critical to the success of the Company; (ii) integrate performance and compensation with the short and long-term strategic plans of the Company; (iii) reward performance with respect to achieving the Company’s goals; and (iv) align the interests of the executives with the long-term interests of the stockholders. The compensation program of the Company for its executive officers is generally administered at the direction of the Compensation Committee and reviewed annually.

In determining executive compensation, the Compensation Committee reviews the elements of each executive officer’s compensation and considers both objective and subjective criteria. With respect to the objective portion of the performance evaluation, the committee specifically considers certain financial performance measures of the Company which may include, but are not limited to, net income, return on equity, non-interest income, net interest margin and efficiency ratio. Additionally, the Compensation Committee reviews the results of the Virginia Bankers Association compensation survey, and compares the Company’s executive compensation with other similarly sized banks across Virginia. The committee also takes into account the performance of the Company’s stock and shareholders’ return. As to the subjective component, the Compensation Committee considers the executive’s level of responsibility and performance, and the individual’s contribution in achieving the Company’s long-term mission.

The Compensation Committee considers input from the President and Chief Executive Officer with respect to executive officers that report to him and makes appropriate recommendations to the Board of Directors. In determining the compensation of the President and CEO and that of the other executive officers, the committee uses the same objective and subjective measures as previously discussed, and their subjective assessment of the President and CEO’s contributions to the overall success of the Company.

Employment Contracts and Termination and Change in Control Arrangements

No employment contracts or change in control agreements have been entered into by the Company with any of its officers and none are contemplated at this time.

Stock Option Information

The Company’s 1998 Stock Incentive Plan provides for the granting of stock options to executive officers and employees of the Company and its subsidiaries. No stock options have been granted to Mr. Rosazza or to any other executive officer under the plan.

Benefit Plans

Equity Compensation Plan Information. The Company’s 1998 Stock Incentive Plan was adopted by the Board of Directors on June 11, 1998 and approved by stockholders on June 11, 1999. The plan makes available up to 14,000 shares of common stock for awards to employees and to non-employee directors of the Company and its subsidiaries in the form of stock options. Generally, the plan provides for grants of incentive stock options and non-qualified stock options. The exercise price of an option cannot be less than 100% of the fair market value of the common stock (or if greater, the book value) on the date of the grant. The option terms applicable to each grant are determined at the grant date, but no option can be exercisable in any event, after ten years from its grant date. As of April 10, 2008, options for 7,900 shares have been granted to non-employee directors under this plan.

401(k) Plan. The Bank has a 401(k) Profit Sharing Plan covering full-time employees who have completed 180 days of service and are at least 21 years of age. Employees may contribute compensation subject to certain limits based on federal tax laws. The Bank makes discretionary matching contributions equal to 100 percent of an employee’s compensation contributed to the Plan up to 3 percent of the employee’s compensation. Additional amounts may be contributed, at the option of the Bank’s Board of Directors. Employer contributions vest to the employee over a six-year period, and employees become 100% vested in his/her seventh year of full-time employment. For the years ended December 31, 2007 and 2006, total expense attributable to this plan amounted to $29,884 and $36,569, respectively

Equity Awards. The Board of Directors adopted formal resolutions in February 2008, authorizing the granting of stock awards to certain Company and Bank employees and non-employee directors of the Company. With respect to the employees, the awards were made in recognition of their contributions to Company’s 2007 performance. The awards were made to the directors in lieu of a cash retainer fee for 2007 service. The awards were made in the form of common stock at fair market value, as determined by the average bid and asked price for a share of common stock on the date that shares were last traded. The employee stock awards were granted at a fair market value of $25.75 per share, with a total of 1,653 shares issued. The director stock awards were granted at a fair market value of $26.80 per share, with a total of 624 shares issued.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Some of the Company’s directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities, of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. As of December 31, 2007, total borrowings for executive officers, directors, their immediate families, and affiliated companies and other entities were approximately $598,000. All loans and loan commitments to them were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. It is the policy of the Bank to provide loans to officers who are not executive officers and to employees at more favorable rates than those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

The law firm of Reed & Reed, P.C. serves as legal counsel to the Company and the Bank. Director Mark N. Reed is a senior partner in this firm. Total fees paid to the firm of Reed & Reed, P.C. from the Company and Bank were approximately $35,000 and $19,000 for fiscal years 2007 and 2006, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in Company common stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, insiders of the Company complied with all filing requirements during 2007.

OWNERSHIP OF COMPANY COMMON STOCK

The following table provides as of March 27, 2008, certain information with respect to the beneficial ownership of the Company’s common stock for (i) each stockholder known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) the directors and director nominees of the Company, (iii) the executive officer named in the Summary Compensation Table in this Proxy Statement, and (iv) all directors, director nominees and executive officers of the Company as a group.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Directors and Officers:

Patricia G. Baker	18,485	(2)(3)	1.82%
Louis L. Bosley	23,928	(2)(3)	2.36%
Robert E. Long	18,523	(3)	1.83%
Harry F. Louderback	19,238	(2)(3)	1.90%
E. Powell Markowitz	2,908	(3)	*
Kyle L. Miller	14,028	(2)(3)	1.38%
Mark N. Reed	7,338	(2)(3)	*
Thomas R. Rosazza	16,997	(2)	1.68%
David N. Slye	3,523	(3)	*

Executive officers who are not directors (as a group)	8,397	(2)	*
All directors and executive officers as a group	133,365	(4)	13.05%

Principal Stockholder:

Richard T. Spurzem	101,056	(5)	9.97	%(6)
P.O. Box Drawer R
Charlottesville, Virginia 22903

*	Indicates less than 1% beneficial ownership.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(2)	Includes shares held by close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mrs. Baker, 9,905 shares; Mr. Bosley, 11,820 shares; Mr. Louderback, 650 shares; Mr. Miller, 5,590 shares; Mr. Reed, 5,260 shares; Mr. Rosazza, 9,112, and executive officers who are not directors (as group), 5,053 shares.
(3)	Includes shares of unexercised stock options directly owned as follows: Mrs. Baker, 1,000 shares; Mr. Bosley, 1,000 shares; Mr. Long, 1,000 shares; Mr. Louderback, 1,000 shares; Mr. Markowitz, 900 shares; Mr. Miller, 1,000 shares; Mr. Reed, 1,000 shares; and Mr. Slye, 1,000 shares.
(4)	Includes 7,900 shares of unexercised stock options directly owned; 47,390 shares held by close relatives and children; and shares held jointly with spouses or as custodians or trustees.
(5)	Based on information derived from a Schedule 13D/A, dated January 29, 2008, and filed with the Securities and Exchange Commission on January 30, 2008.
(6)	Percentage ownership of the principal stockholder is calculated based on the total number of outstanding shares of common stock as of the record date.

PROPOSAL TWO — STOCKHOLDER PROPOSAL

Richard T. Spurzem, P.O. Drawer R, Charlottesville, Virginia 22903, who on January 25, 2008, beneficially owned 101,056 shares Pioneer Bankshares, Inc. common stock, has advised us that he plans to introduce the following stockholder proposal at the Annual Meeting of the Company. The proposal, including a supporting statement in the form of a preamble, is set forth verbatim below.

“WHEREAS, the articles of incorporation of Pioneer Bankshares, Inc. (“PNBI”) contain a supermajority voting requirement for shareholder action on certain corporate changes thereby vesting effective control over changes in the corporation in the hands of current directors and other persons holding a relatively small percentage of shares;

WHEREAS, the executive officers and directors of PNBI have provided substantial economic benefits to themselves relative to comparable community banks and holding companies in Virginia;

WHEREAS, by some return standards PNBI has performed worse than comparable community banks and holding companies in the Shenandoah Valley;

WHEREAS, PNBI has capital in excess of what is needed to support its current operations and in excess of current regulatory requirements; and, given its market, PNBI does not have significant opportunities for growth that would allow it to use its excess capital in a way that would generate a satisfactory return on equity;

WHEREAS, these factors are believed to have had an adverse effect upon the interests of shareholders and the value of their investment in PNBI; and

WHEREAS, given these factors, it is possible to take steps to enhance shareholder value while at the same time maintaining safety and soundness and appropriate levels of service to the communities and customers served by PNBI; now, therefore be it

RESOLVED, that the shareholders request the Board of Directors to obtain an independent assessment of the advisability of doing one or more of the following and then report the results of such independent assessment to the shareholders: (1) limit compensation for executive officers and directors of the corporation and its affiliates to be in line with other small community banks or their holding companies in Virginia; (2) increase the dividend payout ratio to 75% of current year’s earnings and to maintain that payout ratio for as long as such can be done and still maintain a safe and sound institution; (3) institute a substantial common stock share repurchase program; (4) set a mandatory retirement age of 70 for directors; and (5) eliminate the supermajority vote requirement from the corporation’s articles of incorporation.”

Board Response to the Stockholder Proposal

The Board of Directors is committed to building long-term shareholder value. The Board believes that the actions advocated in this stockholder proposal are either unnecessary, or are not supportive of the Board’s goal of building long-term shareholder value. The following is the Board’s response to each of the five items raised in the proposal.

Executive Officers and Board Compensation. The Board seeks to attract and retain the best executive and board talent by appropriately rewarding performance with cost-effective compensation. The compensation of the chief executive officer and chief financial officer is determined by the Compensation Committee of the Board (the “Committee”) and ratified by the full Board of Directors. The Committee is composed entirely of independent directors who meet the requirements for independence as set forth in NASDAQ’s definition of “independent director,” and meet the definition of “independent” as set forth in Rule 10A-3 of the Securities Exchange Act of 1934. The executive officers do not vote on, or propose, their compensation. The Committee also recommends directors compensation, with ratification of its recommendation by the entire Board. In performing its compensation review function, the Committee analyzes certain information including the executive and director compensation of similarly sized financial institutions located in the mid-Atlantic region, the Virginia Bankers Association annual survey of Virginia community bank executive and board compensation, along with other market data and reports in order to assess competitive compensation trends and pay levels.

The Committee may also periodically employ outside consulting firms to assist it in evaluating compensation matters. As part of its ongoing compensation review process, the Committee has employed Amalfi Consulting, LLC (formerly Clark Consulting) a well respected national compensation consulting firm, to work with the Committee to evaluate the current Board compensation program. As more fully set forth under the section titled “Executive Compensation – Executive Compensation Discussion” of this Proxy Statement, the Committee’s fundamental principle in determining appropriate compensation levels for individual executive officers is to align compensation award levels with annual performance and progress towards achievement of long-term strategic and financial goals. The Compensation Committee believes that it has, and is, responsibly setting the compensation for the executive officers and the Board.

Dividends. Under Virginia law, the declaration and payment of cash dividends is within the discretion of the Board, subject to the regulation and oversight of the Virginia Bureau of Financial Institutions and the Board of Governors of the Federal Reserve System. The members of the Board are elected by the stockholders to exercise sound business judgment in deciding such matters. As part of its fiduciary duties, the Board regularly evaluates the amount to be paid as a dividend. In making this decision, the Board has considered, and will continue to consider, a variety of factors in an effort to balance the anticipated needs of the Company for liquidity, the ability of the Company to generate earnings, cash flow and grow assets, and the most effective means to enhance stockholder value. The Board’s goal is to steadily grow the dividends paid to stockholders while maintaining sufficient capital and earnings to provide for the Company’s long-term growth, and to ensure that the Company is operated in a safe and sound manner. In 2007, the Board increased its cash dividend payout by 9.8% from the prior year. The Board believes that the rigid dividend payout formula advocated in this stockholder proposal would severally limit the Company’s future growth prospects, including future dividend growth, and prevent the Company from achieving its long-term strategic goals.

Stock repurchase program. The Board agrees that a properly administered and tailored stock repurchase program can increase shareholder liquidity and value. In that regard, within the past 3 1/ 2 years, the Company has repurchased and retired 62,169 shares of its common stock (representing approximately 5% of its stock outstanding at December 31, 2004, the beginning of such period). The Company currently has a stock repurchase program in place, with Board authority to repurchase up to 10,000 shares. Like any other program instituted by management of a publicly traded financial institution, a stock purchase program cannot be operated in a vacuum, but must be designed to compliment the Company’s dividend and capital policies, so as not to jeopardize the safety or soundness or long-term growth prospect of the Company. With continuing board oversight, the Company intends to continue to repurchase its common stock in the future. Such an ongoing repurchase program is part of the Company’s strategic plan. Accordingly, the Board believes that it would be a waste of the Company’s time and money to hire a consultant to determine whether or not the Company should have a repurchase program, when it already has such a program and it intends to maintain and use it in the future as called for by the Company’s strategic plan.

Mandatory retirement age. The Board believes that the adoption of an arbitrary retirement requirement based solely on a director’s age, would not serve the best interests of the Company’s stockholders. Banking is a complex business and to perform their responsibilities effectively, directors must develop familiarity with the Company’s management and products, as well as the business and regulatory environment in which the Company operates. Such knowledge and experience takes time to develop. In addition, the Board strives to have members with different backgrounds and experiences, including age, because it has found that such diversity aids the Board in its decision making process. Accordingly, in the opinion of the Board, to require an effective, experienced and knowledgeable Board member to be removed from the Board solely because he or she is 70 years old, would not serve the best interests of the Company or its stockholders.

Supermajority vote requirement. The supermajority vote requirement contained in the Company’s articles of incorporation was overwhelmingly approved by the stockholders at the Company’s 1983 annual meeting, and it has been in the Company’s articles of incorporation ever since, consistent with such stockholder approval. The Board strongly believes that this provision is as necessary today as it was in 1983, to protect all the stockholders of the Company against the self-interested actions by one or a few large stockholders. The supermajority vote requirement is not intended to entrench management or reduce shareholder accountability. Rather, by protecting certain fundamental elements of the Company’s corporate governance, the requirement provides the members of the Board of Directors, the majority of whom are independent under applicable NASDAQ and SEC standards, and are elected by the stockholders, with important tools for charting the Company’s strategic course. It encourages any potential acquirer to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all stockholders. By design, the supermajority vote requirement guards against self-interested actions by one or a few large stockholders, and it allows the Board to work towards preserving and maximizing long-term value for all stockholders. Accordingly, the Board opposes any effort to eliminate this essential safeguard.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the Company’s proxy materials relating to the 2009 Annual Meeting of Stockholders pursuant to applicable Securities and Exchange Commission rules, the Secretary of the Company must receive stockholder proposals no later than December 11, 2008. Stockholder proposals should be addressed to Pioneer Bankshares, Inc., Attn: Judy L. Painter, Corporate Secretary, at 263 East Main Street, P.O. Box 10, Stanley, Virginia 22851.

The 2009 Annual Meeting of Stockholders is tentatively scheduled for Thursday, May 14, 2009.

STOCKHOLDER COMMUNICATIONS

Pioneer Bankshares, Inc. has a process whereby stockholders can contact the Company’s directorship. A stockholder or other party interested in communicating directly with a director of the Company or the entire Board may do so by writing to that director or the Board, Attn: Judy L. Painter, Corporate Secretary, at 263 East Main Street, P.O. Box 10, Stanley, Virginia 22851.

ANNUAL REPORT ON FORM 10-KSB

A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, excluding exhibits, as filed with the Securities and Exchange Commission can be obtained without charge by writing to Pioneer Bankshares, Inc., Attn: Thomas R. Rosazza, President and Chief Executive Officer, at 263 East Main Street, P.O. Box 10, Stanley, Virginia 22851. This information may also be accessed, without charge, by visiting the SEC’s Electronic Data Gathering and Retrieval Service EDGAR website at www.sec.gov.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY PIONEER BANKSHARES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 14, 2008

The undersigned, revoking all prior proxies, hereby appoints David N. Slye and Harry F. Louderback, as proxies, and each or either of them with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Pioneer Bankshares, Inc. held of record by the undersigned as of the close of business on March 27, 2008, at the Annual Meeting of Stockholders to be held at the Main Office of Pioneer Bank, Stanley, Virginia, at 10:00 a.m. on May 14, 2008, or any adjournment thereof, on each of the following matters:

Please complete, date and sign the proxy and return it in the enclosed postage-paid envelope. The proxy must be signed exactly as the name(s) appear on the label affixed to this proxy. If signing as a trustee, executor, etc., please so indicate. Please return as soon as possible.

Date:

Stockholder sign above	Co-holder (if any) sign above

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1.	PROPOSAL ONE – ELECTION OF DIRECTORS:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED

• Louis L. Bosley • E. Powell Markowitz • Mark N. Reed	For	With- hold	For All Except
	☐	☐	☐

Directors to be elected for a three year term to expire in 2011 (except as marked to the contrary below):

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	PROPOSAL TWO – Stockholder Proposal submitted by Richard Spurzem:

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL

For	Against	Abstain
☐	☐	☐

3.	To Transact any other business which may properly be brought before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “AGAINST” PROPOSAL 2 ABOVE. IF ANY OTHER MATTER SHALL BE BROUGHT BEFORE THE MEETING, THE SHARES WILL BE VOTED IN THE DISCRETION OF THE HOLDERS OF THE PROXY.

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¿	Detach above card, sign, date and mail in postage-paid envelope provided.	¿

PIONEER BANKSHARES, INC.

(Parent Company of Pioneer Bank, Stanley, Virginia)

PLEASE ACT PROMPTLY COMPLETE, SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.